Exhibit 99.1

PRESS RELEASE	Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

Avnet, Inc. Reports Fourth Quarter Fiscal Year 2013 Results

Revenue Growth Drives Sequential Improvement in Earnings and Cash Flow

Phoenix, August 7, 2013—Avnet, Inc. (NYSE:AVT) today announced results for the fourth quarter and fiscal year ended June 29, 2013.

Q4 Fiscal 2013 Results

	Fourth Quarter Ended
	June 29, 2013	June 30, 2012	Change
	$ in millions, except per share data
Sales	$6,590.7	$6,307.4	4.5%
GAAP Operating Income	$162.8	$213.4	-23.7%
Adjusted Operating Income (1)	$222.7	$233.9	-4.8%
GAAP Net Income	$126.1	$133.4	-5.5%
Adjusted Net Income (1)	$135.8	$145.3	-6.5%
GAAP Diluted EPS	$0.91	$0.91	0.0%
Adjusted Diluted EPS (1)	$0.98	$0.99	-1.0%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended June 29, 2013 increased 4.5% year over year, to $6.59 billion; organic revenue (as defined later in this release) was up 0.2% year over year and 0.5% in constant currency

•	Adjusted operating income decreased 4.8% year over year due primarily to a decline in gross profit margin in the EMEA region

•	Adjusted net income declined 6.5% year over year due primarily to the decline in gross profit margin and higher interest and other expenses

•	Adjusted diluted earnings per share declined 1.0% year over year to $0.98 as the decline in adjusted net income was partially offset by a lower share count as a result of the shares repurchased

Rick Hamada, Chief Executive Officer, commented, “Our Q4 results came in above our original expectations as better than expected sequential revenue growth at EM and our expense management actions combined to deliver significant bottom-line leverage resulting in operating income growing three times faster than revenue. Organic enterprise revenue in constant currency grew 5.0% sequentially, at the high end of normal seasonality as year-over-year growth crossed into positive territory for the first time in seven quarters. Adjusted operating income increased 14.2% sequentially and adjusted operating income margin was up 28 basis points with both operating groups contributing to this improvement. An improvement in working capital velocity, both sequentially and year over year, coupled with strong profits drove cash flow from operations of $267 million this quarter and $696 million for the full fiscal year. Given that the substantial majority of our previously announced restructuring initiatives have been implemented, and we are beginning to see various positive signals on our dashboards, we plan to build on this most recent performance and sustain progress toward our long-term goals.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q4 FY13 Revenue	Reported Revenue	Organic Revenue
	(in millions)
Total	$3,970.6	5.5%	2.0%
Excluding FX (1)		6.0%	2.6%
Americas	$1,391.0	-3.1%	-4.6%
EMEA	$1,123.2	7.5%	6.1%
Excluding FX (1)		5.9%	4.5%
Asia	$1,456.4	13.4%	5.9%

	Q4 FY13	Q4 FY12	Change
Operating Income	$175.4	$191.1	$(15.7)

Operating Income Margin	4.42%	5.08%	-66	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Fourth quarter reported revenue increased 5.5% year over year to $3.97 billion while organic revenue was up 2.6% in constant dollars

•	After adjusting for acquisitions and currency, sequential revenue growth of 4.7% was above both expectations and the high end of normal seasonality, with all three regions coming in above expectations

•	Operating income margin increased 15 basis points sequentially and was down 66 basis points from the year ago quarter due primarily to a decline in the EMEA region

•	Working capital velocity increased 5.1% sequentially and the cash cycle declined 4 days from the March quarter

•	Return on working capital (ROWC) increased 200 basis points sequentially to its highest level in fiscal 2013 and decreased 185 basis points from the prior year quarter

Mr. Hamada added, “EM revenue came in above expectations this quarter with all three regions contributing to the solid topline performance. Organic revenue in constant currency grew 4.7% sequentially, which is above our typical seasonal range of flat to plus four percent. This sequential growth was led by our Americas region which grew 5.5%, while our Asia and EMEA regions increased 4.3% and 3.3%, respectively. Year-over-year organic revenue growth turned positive for the first time in eight quarters and our book to bill ratio remained above one in all three regions for the third consecutive quarter. On the bottom line, operating income margin increased 15 basis points sequentially but decreased 66 basis points year over year as recent expense management actions were offset by continued gross margin pressure in our western regions. While we are encouraged by this quarter’s sequential revenue increase, the component supply chain continues to be characterized by an environment of relatively short and stable lead times and mixed demand signals by end markets. Going forward, EM is poised to leverage its strong competitive position across all three regions to capitalize on profitable growth opportunities and continue to expand margins and returns in fiscal 2014.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q4 FY13 Revenue	Reported Revenue	Organic Revenue
	(in millions)
Total	$2,620.1	3.0%	-2.4%
Excluding FX (1)		3.0%	-2.4%
Americas	$1,389.8	-1.7%	-2.5%
EMEA	$799.6	18.3%	-1.3%
Excluding FX (1)		17.9%	-1.6%
Asia	$430.7	-4.8%	-4.1%

	Q4 FY13	Q4 FY12	Change
Operating Income	$73.3	$67.5	$5.8

Operating Income Margin	2.80%	2.65%	15	bps

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

•	Fourth quarter reported revenue grew 3.0% year over year to $2.62 billion

•	On a sequential basis, organic revenue in constant currency grew 5.4% as compared to a typical seasonal range of 3% to 7%

•	Operating income margin increased 29 basis points sequentially and 15 basis points year over year led by the Americas region

•	Return on working capital (ROWC) increased 437 basis points sequentially and 245 basis points year over year

•	Year-over-year growth in storage, services and software was offset by a decline in servers

Mr. Hamada further added, “TS continued its improvement in financial performance as seasonal revenue growth combined with the portfolio and expense management actions taken during the year resulted in year over year increases in both margins and returns. In the June quarter, organic revenue in constant currency grew 5.4% sequentially, representing our third consecutive quarter of seasonal growth. Operating income grew 3.5 times faster than revenue sequentially and operating income margin increased 29 basis points, with our Americas and EMEA regions driving the improvement. In Asia, where we have consciously increased our focus on profitability and returns, operating income margin increased 58 basis points year over year with the ASEAN region driving much of that improvement. In addition to this progress, TS continues to develop strategic growth initiatives that enhance the breadth and depth of our portfolio. In our Americas region, our investments in professional services contributed to incremental growth and higher gross profit margins. The addition of Magirus in our EMEA region has strengthened our competitive position in key technologies including virtualization, storage and converged solutions. Despite a challenging start to fiscal 2013, our TS team has responded by delivering steady improvement through the year while continuing to invest in organic growth initiatives and value creating M&A.”

Cash Flow

•	Cash flow from operations was $267 million for the quarter

•	Cash flow from operations for the full fiscal year was $696 million

•	Cash and cash equivalents at the end of the quarter was $1.01 billion; net debt (total debt less cash and cash equivalents) was $1.04 billion

Kevin Moriarty, Chief Financial Officer, stated, “We delivered another strong quarter of cash generation due to the combination of improving profits and higher working capital velocity. After adjusting for acquisitions and currency, working capital declined $48 million sequentially, even though organic revenue grew $316 million providing evidence of the strong working capital management demonstrated by our team. We closed the quarter with over $1 billion of cash on the balance sheet and $224 million remaining in our share repurchase program. With this strong financial position, we enter fiscal 2014 with the flexibility to capitalize on growth opportunities to drive further improvement in our financial metrics.”

Fiscal Year 2013 Results

	Fiscal Year Ended
	June 29, 2013	June 30, 2012	Change
	$ in millions, except per share data
Sales	$25,458.9	$25,707.5	-1.0%
GAAP Operating Income	$626.0	$884.2	-29.2%
Adjusted Operating Income (1)	$775.5	$957.8	-19.0%
GAAP Net Income	$450.1	$567.0	-20.6%
Adjusted Net Income (1)	$485.1	$607.9	-20.2%
GAAP Diluted EPS	$3.21	$3.79	-15.3%
Adjusted Diluted EPS (1)	$3.47	$4.06	-14.5%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the fiscal year decreased 1% from the prior year to $25.5 billion; organic revenue was down 5.3% year over year and 4.2% in constant currency

•	Adjusted operating income of $775 million, 3.1% of sales, decreased 19% year over year

•	Adjusted diluted earnings per share of $3.47 decreased 14.5% year over year; GAAP diluted earnings per share was $3.21, down 15.3% year over year

•	Cash flow from operations increased 32% year over year to $696 million; investments of $262 million were made in value creating M&A and another $207 million in share repurchases

Mr. Hamada, continued, “Our fiscal 2013 results reflect the impact of slower global economic growth and businesses’ cautious spending on technology, particularly in our higher margin western regions. Excluding the impact of acquisitions and currency, revenue declined 4% year over year with our Americas and EMEA regions down 9% and 6%, respectively, while our Asia region grew 5%. As a result of challenging market conditions early in the fiscal year when revenue in our western regions declined double digits year over year, our team responded by aligning both expenses and working capital to marketplace realities and focusing the portfolio on profitable growth opportunities. These ongoing activities helped to offset some of the impact of this revenue decline and the associated margin pressure as we generated $775 million of adjusted operating income and cash flow from operations grew 32% to $696 million. We continued to invest in future growth opportunities as we deployed $262 million of this cash to acquire companies that are expected to strengthen our competitive position and enhance our margins once the integrations are complete. While there continues to be questions around global macro conditions going forward, we enter fiscal 2014 with a strong focus on our profitable growth initiatives and remain committed to delivering improved financial performance across our portfolio.”

Outlook for 1st Quarter of Fiscal 2014 Ending on September 28, 2013

•	EM sales are expected to be in the range of $3.70 billion to $4.00 billion and TS sales are expected to be between $2.35 billion and $2.65 billion

•	Consolidated sales are forecasted to be between $6.05 billion and $6.65 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.83 to $0.93 per share

•	The adjusted diluted EPS guidance above assumes 139.0 million average diluted shares outstanding used to determine earnings per share and a tax rate of 28% to 30%

The above adjusted diluted EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integration activities and, as previously announced, excludes the amortization of intangibles. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the first quarter of fiscal 2014 is $1.32 to €1.00. This compares with an average exchange rate of $1.25 to €1.00 in the first quarter of fiscal 2013 and $1.31 to €1.00 in the fourth quarter of fiscal 2013.

As highlighted at Avnet’s May 1 Analyst Day, at the beginning of fiscal 2014, Avnet combined its reverse logistics business, Avnet Integrated, with TS’ services offering into a newly created organization within TS called Avnet Services. In addition, the Company decided to combine its regional computing components businesses into a single global organization within TS called Avnet Global Computing Components. As a result of these changes, roughly $450 million of annual revenue that had been previously reported in EM will be consolidated within TS beginning in fiscal 2014. Therefore, the above sales guidance for the first quarter of fiscal 2014 takes into account the transfer from EM to TS of approximately $100 million. When adjusted for these transfers, acquisitions and the impact of foreign currency, the midpoint of guidance for EM and TS would represent sequential growth rates of -0.9% and -8.4% respectively, as compared with a normal seasonal range of +1% to -3% for EM and -5% to -10% for TS.

Forward Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Organic Revenue section of this release). Management believes organic revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•

ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax affected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Fiscal Year 2013

	Fourth Quarter Ended Fiscal 2013				Fiscal Year Ended Fiscal 2013
	Op Income	Pre-tax	Net Income	Diluted EPS	Op Income	Pre-tax	Net Income	Diluted EPS *
	$ in thousands, except per share data
GAAP results	$162,826	$127,139	$126,091	$0.91	$625,981	$549,265	$450,073	$3.21
Restructuring, integration and other charges	59,845	59,845	43,610	0.31	149,501	149,501	116,382	$0.83
Gain on bargain purchase and other	—	339	339	—	—	(31,011)	(30,974)	(0.22)
Net tax benefit	—	—	(34,197)	(0.24)	—	—	(50,376)	(0.36)

Total adjustments	59,845	60,184	9,752	0.07	149,501	118,490	35,032	$0.25

Adjusted results	$222,671	$187,323	$135,843	$0.98	$775,482	$667,755	$485,105	$3.47

*	Does not foot due to rounding of individual components.

Items impacting the fourth quarter of 2013 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):

•

restructuring, integration and other charges of $59.8 million pre-tax related to cost reduction actions initiated during the fourth quarter and acquisition and integration charges associated with acquired businesses;

•	a small adjustment to the gain on bargain purchase related to the business in Japan acquired in the first quarter; and

•

a net tax benefit of $34.2 million, which is comprised of (i) a tax benefit of $27.6 million for the release of tax valuation allowances against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2013, and (ii) a tax benefit of $6.6 million related to the release of existing reserves due to audit settlement and statute expiration.

Items impacting the full fiscal year 2013 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):

•

restructuring, integration and other charges of $149.5 million pre-tax, which included a (i) loss of $8.8 million in integration-related costs due to the exit from two multi-employer pension plans associated with acquired entities in Japan, (ii) a credit of $11.2 million in acquisition charges related to the reversal of an earn-out liability, and (iii) $6.6 million in other restructuring charges related to the write-down of the net assets and goodwill associated with the exit of a non-integrated business in the EM Americas region;

•	a gain on bargain purchase of $32.7 million related to the acquisition of a Japanese entity, partially offset by a loss on divestiture of $1.7 million related to a small business in TS Asia; and

•

a net tax benefit of $50.4 million, which is comprised of (i) a net tax benefit of $17.2 million for the release of valuation allowances against deferred tax assets that were determined to be realizable, and (ii) net favorable audit settlements of $33.2 million.

Fiscal Year 2012

	Fourth Quarter Ended Fiscal 2012				Fiscal Year Ended Fiscal 2012
	Op Income	Pre-tax	Net Income	Diluted EPS	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$213,438	$186,004	$133,404	$0.91	$884,165	$790,782	$567,019	$3.79
Restructuring, integration and other charges	20,471	20,471	15,708	0.11	73,585	73,585	52,963	0.35
Gain on bargain purchase and other	—	143	143	—	—	(2,918)	(3,463)	(0.02)
Net tax benefit	—	—	(3,987)	(0.03)	—	—	(8,616)	(0.06)

Total adjustments	20,471	20,614	11,864	0.08	73,585	70,667	40,884	0.27

Adjusted results	$233,909	$206,618	$145,268	$0.99	$957,750	$861,449	$607,903	$4.06

Items impacting the fourth quarter of 2012 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):

•	restructuring, integration and other charges of $20.5 million pre-tax, which included $6.7 million of other charges related to legal claims;

•	a small adjustment to the gain on bargain purchase related to the business in Japan acquired in the third quarter; and

•

a net tax benefit of $4.0 million, which is comprised of (i) a tax benefit of $26.3 million for the release of tax reserves against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2012, partially offset by (ii) a tax provision of $22.3 million primarily related to the impact of withholding tax related to legal entity reorganizations and the establishment of tax reserves against deferred tax assets that were determined to be unrealizable during the fourth quarter of fiscal 2012.

Items impacting the full fiscal year 2012 consisted of the following (see the Notes to Consolidated Statements of Operations later in this release for further discussion):

•	restructuring, integration and other charges of $73.6 million pre-tax, which included $6.7 million of other charges related to legal claims;

•	a gain on bargain purchase and other of $2.9 million pre-tax related to the business in Japan acquired in the third quarter; and

•

a net tax benefit of $8.6 million, which is comprised of (i) a tax benefit of $30.8 million for the release of tax reserves against deferred tax assets that were determined to be realizable, partially offset by (ii) a tax provision of $22.2 million related to changes to existing tax positions, withholding tax related to legal entity reorganizations and the establishment of tax reserves against certain deferred tax assets partially offset by net favorable audit settlements.

Organic Revenue

Organic revenue is defined as reported revenue adjusted for: (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2012; (ii) the impact of two small divestitures by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of fiscal 2012; and (iii) the impact of the transfer of a business unit from TS Americas to EM Americas that was completed at the beginning of fiscal 2013. Sales, taking into account the combination of these adjustments, are referred to as “organic sales.”

	Revenue as Reported	Acquisition / Divested Revenue	Pro forma Revenue
	(in thousands)
Q1 Fiscal 2013	$5,870,057	$242,534	$6,112,591
Q2 Fiscal 2013	6,699,465	42,529	6,741,994
Q3 Fiscal 2013	6,298,699	17,749	6,316,448
Q4 Fiscal 2013	6,590,703	(634)	6,590,069

Fiscal year 2013	$25,458,924	$302,178	$25,761,102

Q1 Fiscal 2012	$6,426,006	$438,155	$6,864,161
Q2 Fiscal 2012	6,693,572	442,505	7,136,077
Q3 Fiscal 2012	6,280,557	347,236	6,627,793
Q4 Fiscal 2012	6,307,386	268,989	6,576,375

Fiscal year 2012	$25,707,521	$1,496,885	$27,204,406

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below.

Acquired Business	Operating Group	Acquisition Date
Amosdec	TS	Jul-11
Prospect Technology	EM	Aug-11
JC Tally Trading & subsidiary	EM	Aug-11
DE2	EM	Nov-11
Round2 Tech	EM	Jan-12
Unidux Electronics Limited (Singapore)	EM	Jan-12
Canvas Systems	TS	Jan-12
Pinnacle Data Systems	EM	Jan-12
Acquisition of controlling interest in a non-wholly owned entity	EM	Jan-12
Nexicore Services	EM	Apr-12
Ascendant Technology	TS	Apr-12
Altron GmbH & Co KG	EM	Jul-12
Mattelli Limited	TS	Jul-12
Pepperweed Consulting	TS	Aug-12
C.R.G. Electronics, Ltd.	EM	Aug-12
Internix, Inc.	EM	Aug-12
Tekdata Interconnections, Limited	EM	Oct-12
Magirus AG	TS	Oct-12
Brightstar Partners, Inc.	TS	Nov-12
Genilogix	TS	Nov-12
Universal Semiconductor, Inc.	EM	Dec-12
TSSLink, Inc.	TS	Dec-12
RTI Holdings	EM	Apr-13

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity.

			Q4 FY 13	Q4 FY 12	12M FY 13
Sales			6,590,703	6,307,386	25,458,924
Sales, annualized	(a	)	26,362,812	25,229,543	25,458,924
Adjusted operating income (1)			222,671	233,910	775,482
Adjusted operating income, annualized	(b	)	890,684	935,639	775,482
Adjusted effective tax rate (2)			27.35%	29.43%	27.35%
Adjusted operating income, net after tax	(c	)	647,082	660,281	563,387
Average monthly working capital
Accounts receivable			4,664,011	4,517,821	4,579,074
Inventory			2,353,662	2,502,535	2,392,535
Accounts payable			(3,139,471)	(3,076,214)	(3,080,372)

Average working capital	(d	)	3,878,202	3,944,142	3,891,237

Average monthly total capital	(e	)	5,356,288	5,266,810	5,313,705

ROWC = (b) / (d)			22.97%	23.72%	19.93%
WC Velocity = (a) / (d)			6.80	6.40	6.54
ROCE = (c ) / (e)			12.08%	12.54%	10.60%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)

Adjusted effective tax rate is based upon a year-to-date calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 29, 2013, Avnet generated revenue of $25.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investorrelations@avnet.com

AVNET, INC.

FINANCIAL HIGHLIGHTS

(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JUNE 29 2013 *	JUNE 30, 2012 *
Sales	$6,590.7	$6,307.4
Income before income taxes	127.1	186.0
Net income	126.1	133.4
Net income per share:
Basic	$0.92	$0.92
Diluted	$0.91	$0.91

	FISCAL YEARS ENDED
	JUNE 29 2013 *	JUNE 30, 2012 *
Sales	$25,458.9	$25,707.5
Income before income taxes	549.3	790.8
Net income	450.1	567.0
Net income per share:
Basic	$3.26	$3.85
Diluted	$3.21	$3.79

*	See Notes to Consolidated Statements of Operations on Page 16.

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 29, 2013 *	JUNE 30, 2012 *	JUNE 29, 2013 *	JUNE 30, 2012 *
Sales	$6,590,703	$6,307,386	$25,458,924	$25,707,522
Cost of sales	5,819,764	5,548,364	22,479,123	22,656,965

Gross profit	770,939	759,022	2,979,801	3,050,557
Selling, general and administrative expenses	548,268	525,113	2,204,319	2,092,807
Restructuring, integration and other charges (Note 1 *)	59,845	20,471	149,501	73,585

Operating income	162,826	213,438	625,981	884,165
Other expense	(6,723)	(4,053)	(74)	(5,442)
Interest expense	(28,625)	(23,238)	(107,653)	(90,859)
Gain on bargain purchase and other (Note 2 *)	(339)	(143)	31,011	2,918

Income before income taxes	127,139	186,004	549,265	790,782
Income tax provision	1,048	52,600	99,192	223,763

Net income	$126,091	$133,404	$450,073	$567,019

Net earnings per share:
Basic	$0.92	$0.92	$3.26	$3.85

Diluted	$0.91	$0.91	$3.21	$3.79

Shares used to compute earnings per share:
Basic	137,160	144,528	137,951	147,278

Diluted	139,062	146,794	140,003	149,553

*	See Notes to Consolidated Statements of Operations on Page 16.

AVNET, INC.

CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

	JUNE 29, 2013	JUNE 30, 2012
Assets:
Current assets:
Cash and cash equivalents	$1,009,343	$1,006,864
Receivables, net	4,868,973	4,607,324
Inventories	2,264,341	2,388,642
Prepaid and other current assets	214,221	251,609

Total current assets	8,356,878	8,254,439
Property, plant and equipment, net	492,606	461,230
Goodwill	1,261,288	1,100,621
Other assets	363,908	351,576

Total assets	$10,474,680	$10,167,866

Liabilities and Shareholders’ Equity:
Current liabilities:
Borrowings due within one year	$838,190	$872,404
Accounts payable	3,278,152	3,230,765
Accrued expenses and other	705,102	695,483

Total current liabilities	4,821,444	4,798,652
Long-term debt	1,206,993	1,271,985
Other long-term liabilities	157,118	191,497

Total liabilities	6,185,555	6,262,134
Shareholders’ equity	4,289,125	3,905,732

Total liabilities and shareholders’ equity	$10,474,680	$10,167,866

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

	FISCAL YEARS ENDED
	JUNE 29, 2013	JUNE 30, 2012
Cash flows from operating activities:
Net income	$450,073	$567,019
Non-cash and other reconciling items:
Depreciation and amortization	120,676	101,336
Deferred income taxes	(10,019)	11,782
Stock-based compensation	43,677	35,737
Gain on bargain purchase and other	(31,011)	(2,918)
Other, net	75,327	66,263
Changes in (net of effects from businesses acquired):
Receivables	(94,203)	72,267
Inventories	225,667	133,178
Accounts payable	(78,834)	(319,094)
Accrued expenses and other, net	(5,156)	(136,852)

Net cash flows provided by operating activities	696,197	528,718

Cash flows from financing activities:
Issuance of notes in public offering, net of issuance cost	349,258	—
(Repayment of) borrowings under accounts receivable securitization program	(310,000)	510,000
(Repayment of) Proceeds from bank debt, net	(179,861)	86,823
Repayment of other debt, net	(1,080)	(1,007)
Repurchases of common stock	(207,192)	(318,333)
Other, net	4,792	5,590

Net cash flows (used in) provided by financing activities	(344,083)	283,073

Cash flows from investing activities:
Purchases of property, plant, and equipment	(97,379)	(128,652)
Cash proceeds from sales of property, plant and equipment	3,018	1,046
Acquisitions of operations, net of cash acquired	(262,306)	(313,218)
Cash proceeds from divestitures	3,613	—

Net cash flows used for investing activities	(353,054)	(440,824)

Effect of exchange rates on cash and cash equivalents	3,419	(39,437)

Cash and cash equivalents:
— increase	2,479	331,530
— at beginning of period	1,006,864	675,334

— at end of period	$1,009,343	$1,006,864

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 29, 2013	JUNE 30, 2012	JUNE 29, 2013	JUNE 30, 2012
SALES:
Electronics Marketing	$3,970.6	$3,764.4	$15,094.4	$14,933.1
Technology Solutions	2,620.1	2,543.0	10,364.5	10,774.4

Consolidated	$6,590.7	$6,307.4	$25,458.9	$25,707.5

OPERATING INCOME:
Electronics Marketing	$175.4	$191.1	$624.0	$751.4
Technology Solutions	73.3	67.4	278.4	319.3
Corporate	(26.0)	(24.6)	(126.9)	(112.9)

	222.7	233.9	775.5	957.8
Restructuring, integration and other charges	(59.8)	(20.5)	(149.5)	(73.6)

Consolidated *	$162.8	$213.4	$626.0	$884.2

*	Certain amounts may not total due to rounding

AVNET, INC.

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

FOURTH QUARTER AND FISCAL YEAR 2013

(1) The results for the fourth quarter of fiscal 2013 included restructuring, integration and other charges, which totaled $59,845,000 pre-tax, $43,609,000 after tax and $.31 per share on a diluted basis. Restructuring charges included therein were $49,854,000 pre-tax consisting of $25,515,000 for severance, $19,509,000 for facility exit costs and fixed asset write downs, and $4,830,000 for other restructuring charges. Integration costs and acquisition-related charges were $8,236,000 pre-tax and $1,824,000 pre-tax, respectively. The Company recorded a credit of $69,000 pre-tax primarily to adjust reserves related to prior year restructuring activity that were no longer required.

Results for the full fiscal year 2013 included restructuring, integration and other charges which totaled $149,501,000 pre-tax, $116,382,000 after tax and $.83 per share on a diluted basis. Restructuring charges included therein were $120,048,000 pre-tax consisting of $73,337,000 for severance, $34,373,000 for facility exit costs and fixed asset write downs, and $12,338,000 for other restructuring charges. Integration costs and acquisition-related charges were $35,742,000 pre-tax and a credit of $3,224,000 pre-tax, respectively. Additionally, the Company recorded a credit of $3,065,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required. The Company recorded a (i) loss of $8,789,000 in integration-related costs due to the exit of two multi-employer pension plan associated with acquired entities in Japan, (ii) a credit of $11,172,000 in acquisition charges related to the reversal of an earn-out liability, and (iii) $6,634,000 in other restructuring charges related to the write-down of the net assets and goodwill associated with the exit of a non-integrated business in the EM Americas region.

The results for the fourth quarter of fiscal 2012 included restructuring, integration and other charges, which totaled $20,471,000 pre-tax, $15,708,000 after tax and $0.11 per share on a diluted basis. Restructuring charges included therein were $10,097,000 pre-tax consisting of $6,683,000 for severance, $1,470,000 for facility exit costs and fixed asset write downs, and $1,944,000 for other restructuring charges. Integration costs and acquisition transaction costs were $1,955,000 pre-tax and $3,299,000 pre-tax, respectively. The Company recorded a credit of $1,545,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required. In addition, the Company recorded $6,665,000 for (i) a legal claim associated with an acquired business for a potential royalty claim related to periods prior to acquisition by Avnet and (ii) a legal claim associated with an indemnification of a prior divested business.

Results for the full fiscal year 2012 included restructuring, integration and other charges which totaled $73,585,000 pre-tax, $52,963,000 after tax and $0.35 per share on a diluted basis. Restructuring charges included therein were $50,253,000 pre-tax consisting of $33,206,000 for severance, $11,995,000 for facility exit costs and fixed asset write downs, and $5,052,000 for other restructuring charges. Integration costs and acquisition transaction costs were $9,392,000 pre-tax and $10,561,000 pre-tax, respectively. The Company recorded a credit of $3,286,000 pre-tax primarily to adjust reserves related to prior year restructuring activity which were no longer required. In addition, the Company recorded $6,665,000 for legal claims as discussed above.

(2) During the fourth quarter and full fiscal year 2013, the Company recognized a loss of $339,000 and a gain of $31,011,000, respectively, recorded in “gain on bargain purchase and other.” During the first quarter of fiscal 2013, the Company acquired Internix, Inc., a company publicly traded on the Tokyo Stock Exchange, through a tender offer. After assessing the assets acquired and liabilities assumed, the consideration paid was below book value even though the price paid per share represented a premium to the trading levels at that time. Accordingly, the Company recognized a gain on bargain purchase of $31,291,000 pre- and after tax and $0.22 per share on a diluted basis in the first quarter of fiscal 2013. During the second quarter of fiscal 2013, the Company determined an adjustment to the net assets acquired was required and, as a result, recorded an increase to the gain on bargain purchase of $1,727,000 pre- and after tax and $0.01 per share on a diluted basis. During the fourth quarter of fiscal 2013, the Company recorded an adjustment that reduced the gain on bargain purchase by $339,000 pre-and after tax. In addition, during the second quarter of fiscal 2013, the Company divested a small business in TS Asia for which it recognized a loss of $1,667,000 pre-tax, $1,704,000 after tax and $0.01 per share on a diluted basis which was recorded in “gain on bargain purchase and other.”

During the fourth quarter and full fiscal year 2012, the Company recognized a loss of $143,000 and a gain of $2,918,000, respectively, recorded in “gain on bargain purchase and other.” During the third quarter of fiscal 2012, the Company acquired Unidux Electronics Limited (UEL), a Singapore publicly traded electronics component distributor, through a tender offer. The consideration paid was below the fair value of the acquired net assets and, as a result, the Company recognized a gain on bargain purchase of $4,460,000 pre- and after tax and $0.03 per share on a diluted basis. During the fourth quarter of fiscal 2012, the Company recorded an adjustment of $143,000 to the gain on bargain purchase. In addition, the Company recognized other charges of $1,399,000 pre-tax, $854,000 after tax and $0.01 per share on a diluted basis, which related to a write-down of an investment in a small technology company and the write-off of certain deferred financing costs associated with the early termination of a credit facility during fiscal 2012.